EXHIBIT 10.8

BUD'S PURE NATURALS INC.

\- and -

CLIFFORD WADE LACKIE

\- and -

ROBIN DALE LACKIE

\- and -

AM (ADVANCED MICRO) BIOSCIENCES, INC.

ASSET PURCHASE AGREEMENT

February 13, 2019

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

ARTICLE 2 PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

ARTICLE 3 PURCHASE PRICE AND RELATED MATTERS

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

ARTICLE 5 COVENANTS OF THE PARTIES

ARTICLE 6 CONDITIONS OF CLOSING

ARTICLE 7 CLOSING ARRANGEMENTS

ARTICLE 8 SURVIVAL AND INDEMNIFICATION

THIS AGREEMENT dated February 13, 2019

BETWEEN:

BUD'S PURE NATURALS INC., a corporation incorporated under the laws of British Columbia
(the **"Vendor")**

AND:

CLIFFORD WADE LACKIE, an individual resident in the City of Kelowna, in the Province of British Columbia
("C.W. Lackie")

AND:

ROBIN DALE LACKIE, an individual resident in the City of Chemainus, in the Province of British Columbia
("R.D. Lackie")

AND:

AM (ADVANCED MICRO) BIOSCIENCES, INC., a corporation incorporated under the laws of British Columbia
(the **"Purchaser")**

RECITALS:

1. The Vendor carries on the business of manufacturing and selling natural health products derived from cannabis and hemp (the **"Business").**

2. The Purchaser wishes to purchase, and the Vendor wishes to sell, the undertaking and substantially all of the property and assets of the Business upon the terms and conditions of this Agreement.

3. C.W. Lackie and R.D. Lackie are parties to this agreement for purposes of providing certain indemnities to the Purchaser.

The Parties therefore agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement:

"Accounting Records" means all of the Vendor's books of account, accounting records and other financial information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

"Accounts Receivable" means accounts receivable, trade accounts, bills receivable, notes receivable, book debts and other debts due or accruing due to the Vendor in respect of the Business (including any interest payable thereon) and the full benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor in respect thereof;

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person "controls" another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by contract or otherwise and "controlled by" and "under common control with" have similar meanings;

"Agreement" means this asset purchase agreement;

"Applicable Laws" means any and all applicable (i) laws, statutes, rules, regulations, by-laws, codes, treaties, constitutions and ordinances, (ii) Orders and directives of any Governmental Authority, and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority to the extent that they have the force of law;

"Assumed Contracts" means all Contracts related exclusively to the Business or the Purchased Assets to which the Vendor is a party or under which it has rights or obligations, including those listed or described in any Schedule;

"Assumed Liabilities" has the meaning specified in Section 2.4;

"Books and Records" means the Accounting Records and all other information in any form relating to the Business, including sales and purchase records, lists of suppliers and customers, lists of potential customers, credit and pricing information, personnel and payroll records, tax records, business reports, plans and projections, production reports and records, inventory reports and records, business, engineering and consulting reports, marketing and advertising materials, research and development reports and records and all other documents, files, records, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored electronically, digitally or on computer related media);

"Business" has the meaning specified in the recitals;

"Business Day" means any day except Saturday, Sunday, any statutory holiday in the Province of British Columbia;

"Closing" means the completion of the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement;

"Closing Date" means February 13, 2019 or such other date as the Parties may agree

"Closing Document" means any agreement, certificate or other instrument to be executed or delivered at the Closing as contemplated by this Agreement;

"Closing Time" means 1:00 p.m. in the City of Kelowna on the Closing Date or such other time on the Closing Date as the Parties may agree that the Closing will take place;

"Consent" means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person other than (i) the Vendor or (ii) any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Assumed Contract;

"Consideration Shares" means Class "B" Voting Common Shares in the capital of the Purchaser;

"Contract" means any contract, agreement, instrument or other legally binding commitment or arrangement, written or oral;

"Damages" means, whether involving a Direct Claim or Third Party Claim, any damages (available at law or in equity), losses, liabilities, claims, demands, debts, interest, charges, fines, penalties, assessments, reassessments, judgments, costs or expenses, including the costs and expenses of any Legal Proceeding or any Order, settlement or compromise relating thereto including reasonable costs, fees and expenses of legal counsel, but excluding any contingent liability until it becomes actual;

"Direct Claim" means any cause, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under Article 8 of this Agreement;

"Earn-Out Payment" has the meaning specified in Section 3.l(b);

"Earn-Out Payment Date" means the date following the Closing Date on which: (i) the Gross Profits received by the Purchaser or its Affiliates on account of the Inventories and the Vendor's Intellectual and Industrial Property, or on account of any modification of, additions to, improvements on, or new versions of the Vendor's Intellectual and Industrial Property made by the Purchaser or its Affiliates, exceeds $500,000; and (ii) the Vendor obtains Cosmetic Notification Numbers from Health Canada for each of the Products;

"Employee" means an individual who is employed by the Vendor in the Business, whether on a full-time or part-time basis;

"Employee Benefit Plans" means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including all policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are administered, sponsored or maintained or contributed to or required to be contributed to, by the Vendor for the benefit of any of the Employees or former employees of the Business or beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, except that the term **"Employee Benefit Plan"** does not include any statutory plan with which the Vendor is required to comply, including the Canada Pension Plan, or any plan administered under applicable provincial health tax, workers' compensation, workers' safety and insurance and employment insurance legislation;

"Equipment" means the machinery, equipment (including office equipment and computer equipment), fixtures, furniture, furnishings, motor vehicles, accessories, tools and other tangible assets used in the Business, wherever located listed or described in Schedule 1.1A;

"Equipment Leases" means leases of personal property used in the Business to which the Vendor is a party or under which it has rights or obligations;

"Excluded Assets" has the meaning specified in Section 2.2;

"Financial Statements" means the management prepared financial statements attached hereto as Schedule 4.1.16;

"Goodwill" means:

(a) the goodwill of the Business;

(b) the exclusive right to represent oneself as carrying on the Business in continuation of, and as successor to, the Vendor and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the name "Bud's Pure Naturals" or any variations or parts thereof;

(c) any trade names used by the Vendor in the Business;

(d) the telephone number or numbers listed in the name of the Vendor or the Business;

(e) any websites (inclusive of all content) used in connection with the Business, including https://budspurenaturals.ca; and

(f) all restrictive agreements and negative covenant agreements which the Vendor may have with Employees, past or present;

"Governmental Authority" means any (i) federal, provincial, state, territorial, municipal, local or other government or governmental or public ministry, department, agency, Tribunal, commission, board, bureau or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

"Gross Profit" means sales revenue less refunds, charge backs, bad debt, sales taxes and cost of goods sold;

"GST " means taxes, interest, penalties and fines imposed under Part IX of the *Excise Tax Act* (Canada) and the regulations made thereunder;

"GST Legislation" means the *Excise Tax Act* (Canada) and the regulations made thereunder;

"Indemnified Person" means any Person entitled to indemnification under Article 8 of this Agreement;

"Indemnifier" means any Person obligated to provide indemnification under Article 8 of this Agreement;

"Indemnity Payment" means the amount of any Damages required to be paid under Sections 8.2 or 8.3;

"Intellectual and Industrial Property" means tangible or intangible property in which Intellectual and Industrial Property Rights subsist and/or that is subject to Intellectual and Industrial Property Rights including, without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, inventions, technology, computer programs (including all related code), tools, products, knowledge, know-how and trade secrets;

"Intellectual and Industrial Property Rights" means:

(a) any and all proprietary rights anywhere in the world provided under: patent law, copyright law, trademark law, design patent or industrial design law, semiconductor chip or mask work law, trade secret law, or any other statutory provision or common law principle that provides a right in either intellectual property or the expression or use of intellectual property; and

{b) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

"Interested Person" means any present or former officer, director, shareholder or employee of the Vendor or any Affiliate of the Vendor, or any Person with which the Vendor or any of the foregoing does not deal at arm's length within the meaning of the Tax Act;

"Inventories" means inventories used in or produced by the Business, of every kind and nature and wherever located, including inventories of finished goods and by-products, work-in-progress, raw materials, goods in transit, spare parts, packaging and shipping materials and operating supplies excluding any of the foregoing that constitute Excluded Assets;

"Leased Property" means premises other than Owned Real Property which are leased, subleased, licensed, used or occupied by the Vendor for the Business and the interest of the Vendor in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situated on or forming part of those premises;

"Leases" means the real property leases or other rights of occupancy relating to real property used in the Business to which the Vendor is a party or under which it has rights or obligations, whether as lessor or lessee;

"Legal Proceeding" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same;

"License" means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

"Licensed IP" has the meaning specified in Subsection 4.1.23;

"Lien" means any lien, mortgage, charge, pledge, hypothec, security interest, assignment, option, conditional sale, warrant, lease, sublease, easement, restrictive covenant, title retention agreement, statutory or deemed trust, adverse claim or other encumbrance of any kind, which secures payment or performance of an obligation or otherwise affects the right, title or interest in or to any particular property;

"Material Adverse Change" means any change, event or occurrence excluding any change, event or occurrence constituting or arising from general economic or market conditions in Canada, or from conditions generally affecting the industry in which the Vendor conducts the Business, and without giving effect to this Agreement and the transactions contemplated by this Agreement) with respect to the operations, condition {financial or otherwise), properties, assets, liabilities {contingent or otherwise), cash flow or prospects of the Business that has resulted or that could reasonably be expected to result in a Material Adverse Effect;

"Material Adverse Effect" means any effect excluding any effect related to or arising from general economic or market conditions in Canada, or from conditions generally affecting the industry in which the Vendor conducts the Business, and without giving effect to this Agreement and the transactions contemplated by this Agreement) that is, or could reasonably be expected to be, material and adverse to the operations, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), cash flow or prospects of the Business taken as a whole;

"Material Contracts" has the meaning specified in Subsection 4.1.22;

"Non-Assigned Contract" has the meaning specified in Section 2.3;

"Order" means any order, directive, judgment, decree, award or writ of any Tribunal;

"Owned IP" has the meaning specified in Subsection 4.1.23;

"Owned Real Property" means the real property used in the Business and owned by the Vendor and includes all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of that property;

"Parties" means the parties to this Agreement and **"Party"** means any one of them;

"Person" includes any individual, body corporate, unlimited liability company, limited liability corporation, partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Authority and any other entity or organization of any nature whatsoever;

"Personal Information" means any information in the possession or control of the Vendor about an identifiable individual other than the name, title or business address or telephone number of an Employee;

"Prime Rate" for any day means the rate of interest expressed as a rate per annum that the Royal Bank of Canada establishes as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it refers to as its prime rate;

"Products" means, collectively, those products listed in Schedule 2.1 and designated as potential natural heath products;

"PST" means taxes, interest, penalties and fines imposed under the *Provincial Sales Tax Act* (British Columbia) and the regulations made thereunder;

"Purchase Price" means the consideration payable by the Purchaser to the Vendor for the Purchased Assets provided for in Section 3.1;

"Purchased Assets" has the meaning specified in Section 2.1;

"Purchaser's Indemnified Persons" means the Purchaser and each of its shareholders, directors, officers, employees and agents;

"Regulatory Approval" means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Authority, including those required by Applicable Laws or under the terms or conditions of any Contract, License or Order;

"Representatives" means, in respect of a Party, that Party's directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement;

"Retained Liabilities" has the meaning specified in Section 2.5;

"Tax Act" means the *Income Tax Act,* R.S.C. 1985, c. 1 (5 th Supp.), the *Income Tax Application Rules,* R.S.C. 1985, c. 2 (5th Supp.), and the *Income Tax Regulations,* C.R.C., c. 945, in each case as amended to the date of this Agreement and, where a reference is made to a provision under the Tax Act, it will be deemed to include, where applicable, any Notice of Ways and Means Motion, any Bill tabled in the House of Commons or any press release or publicly disseminated statement by or on behalf of the Minister of Finance which may result in an amendment to the Tax Act;

"Tax Legislation" means the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction;

"Tax Returns" means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

"Tax" or "Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital gains, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll and employee withholding, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions or premiums, employment insurance premiums, and provincial workers' compensation payments, including any interest, penalties and fines associated therewith, and any liability for any of the foregoing as a transferee, successor, guarantor or surety or in a similar capacity under any contract, agreement, commitment or arrangement, written or oral, or by operation of law;

"Third Party Claim" means any claim or Legal Proceeding that is instituted or asserted by any Person who is not a Party against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under Article 8 of this Agreement;

"Tribunal" means any court (including a court of equity), arbitrator or arbitration panel or any body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange;

"Vendor's Indemnified Persons" means the Vendor and its shareholders, directors, officers, employees and agents;

"Vendor's Intellectual and Industrial Property" means any Intellectual and Industrial Property used, in whole or in part, in or required by the Vendor for the carrying on of the Business, both domestic and foreign, whether or not that Intellectual and Industrial Property is registered, which is listed or described in Schedule 4.1.23; and

1.2 Certain Rules of Interpretation

In this Agreement:

(a) **Accounting Principles** - Unless otherwise specified, any reference in this Agreement to "generally accepted accounting principles" is to the generally accepted accounting principles in effect in Canada at the date of determination and consistently applied.

(b) **Consent** -Whenever a provision of this Agreement requires or contemplates the consent or approval of a Party and that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, that Party will be deemed to have withheld its approval or consent.

(c) **Currency-** Unless otherwise specified, all dollar amounts in this Agreement, including the symbol "$", refer to Canadian currency.

(d) **Gender and Number** - In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(e) **Headings, etc.** - The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(f) **Including** - In this Agreement, the words "include" or "including" mean "include (or including) without limitation" and the words following "include" or "including" are not to be considered an exhaustive list.

(g) **Knowledge** - Where any representation or warranty is expressly qualified by reference to "the knowledge of the Vendor" or similar words, it refers to the knowledge actually known to, or which after due enquiry and reviewing this Agreement ought to have come to the attention of, the directors, officers or employees of the Vendor and the Vendor hereby confirms that it has made due inquiries of all those individuals.

(h) **Performance on Holidays** - If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(i) **References to Documents** - Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.

(j) **References to Persons** - Unless the context otherwise requires, any reference in this Agreement to a Person includes its heirs, administrators, executors and other legal representatives, successors and permitted assigns.

(k) **References to this Agreement** - The words "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(l) **Statutory References** - Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it and all applicable guidelines, bulletins or policies made in connection with it and which are legally binding, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(m) **Time** - Time is of the essence of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

(n) **Time Periods** - Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Kelowna time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Kelowna time) on the next succeeding Business Day.

(o) **Trade Terms-** Unless otherwise defined in this Agreement, words or abbreviations which have well-known trade meanings are used in this Agreement with those meanings.

1.3 Schedules

The following Schedules form an integral part of this Agreement:

11.

Schedule 2.1	Purchased Assets
Schedule 3.2	Allocation of Purchase Price
Schedule 4.1.22	Material Contracts
Schedule 4.1.24	Vendor's Intellectual and Industrial Property
Schedule 4.1.28	Insurance Policies

ARTICLE 2
PURCHASE AND SALE OF ASSETS
AND ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Purchased Assets

Subject to the terms and conditions of this Agreement, at the Closing Time the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, as a going concern with all related goodwill, the undertaking, property and assets of the Business (excluding the Excluded Assets) of every kind and description and wherever located (collectively, the **"Purchased Assets").** The Purchased Assets include the Vendor's right, title, benefit and interest in the following assets of the Business:

(a) all Equipment;

(b) all Products;

(c) all Inventories;

(d) all Accounts Receivable;

(e) the Prepaid Expenses;

(f) the Assumed Contracts, including the Material Contracts;

(g) all unfilled orders received by the Vendor in connection with the Business;

(h) the Vendor's Intellectual and Industrial Property;

(i) the Books and Records (other than those required by law to be retained by the Vendor, copies of which the Vendor shall deliver to the Purchaser);

(j) all Licenses issued to the Vendor relating to the Business or any of the Purchased Assets, to the extent assignable;

(k) the Goodwill; and

(l) all other property and assets, real or personal, tangible or intangible, used in connection with the Business;

except to the extent that any of the foregoing constitute Excluded Assets.

2.2 Excluded Assets

Notwithstanding Section 2.1, the Purchased Assets do not include any of the following (collectively, the **"Excluded Assets"):**

(a) cash on hand or in banks or other depositories (including term deposits, guaranteed investment certificates and similar cash items);

(b) amounts owing to the Vendor from any Interested Person;

(c) refundable Taxes paid by the Vendor prior to the Closing;

(d) refunds in respect of assessments or reassessments for Taxes paid by the Vendor in respect of any period ending on or before the Closing Date;

(e) the corporate, financial and Tax records of the Vendor not relating to the Business;

(f) Contracts and Books and Records relating exclusively to the foregoing; and

(g) the Vendor's rights under this Agreement.

2.3 Treatment of Contracts If Consent Not Obtained Prior to Closing

If any rights, benefits or remedies under any Assumed Contract (the **"Contract Rights")** are not assignable to the Purchaser without the Consent of the other party or parties to that Contract (or a third party) and that Consent is not obtained by the Closing Time, and if the Purchaser waives the conditions under Subsection 6.1.3 that Consent be obtained and the Closing occurs, then from and after the Closing Time:

(a) each such Assumed Contract (a **"Non-Assigned Contract")** will be deemed not to have been assigned by the Vendor to the Purchaser under this Agreement;

(b) the Vendor shall hold the Assumed Contract for the exclusive benefit of the Purchaser;

(c) the Vendor shall, at the request and expense and under the direction of the Purchaser, acting reasonably, do all things or cause all things to be done that the Purchaser, acting reasonably, considers necessary or desirable to perform the obligations of the Vendor under the Non-Assigned Contracts in a manner that preserves the value of the Contract Rights, ensures that those Contract Rights will enure to the benefit of the Purchaser, and ensures that all amounts receivable under the Non-Assigned Contracts will be received by the Purchaser;

(d) the Vendor shall promptly pay over to the Purchaser all amounts collected by the Vendor under the Non-Assigned Contracts;

(e) the Vendor and the Purchaser shall make reasonable efforts and cooperate with each other in good faith to obtain the necessary Consents under the Non-Assigned Contracts; and

(f) if the Vendor obtains the necessary Consent under a Non-Assigned Contract in form satisfactory to the Purchaser, effective as of the date the Purchaser receives a copy of that Consent from the Vendor, that Non-Assigned Contract will be deemed to have been assigned and transferred by the Vendor to the Purchaser and the Vendor and the Purchaser will be relieved of any further obligations under any agreement made between them in respect of that Non-Assigned Contract (including under this Subsection 2.3).

2.4 Assumption of Assumed Liabilities

Subject to the terms and conditions of this Agreement, at the Closing Time the Purchaser shall assume and become liable for the following liabilities and obligations of the Vendor (collectively, the **"Assumed Liabilities")** and noothers:

(a) all liabilities of the Vendor relating to the Purchased Assets arising from and after the Closing Time and not related to any matter, thing or default existing at, prior to or as a consequence of the Closing; and

(b) all obligations and liabilities of the Vendor under the Assumed Contracts arising from and after the Closing Time and not related to any matter, thing or default existing at, prior to or as a consequence of Closing.

Despite the foregoing, the Assumed Liabilities exclude any and all (i) liabilities of or claims against the Vendor or the Business for any breach of contract, breach of warranty, tort, or violation of law arising or originating prior to the Closing Date, and (ii) claims made by the Purchaser against the Vendor.

The Purchaser shall, from and after the Closing Time, observe, pay, discharge or perform the Assumed Liabilities in the ordinary course of business.

2.5 Retained Liabilities

The Purchaser will not assume and will not be liable for any obligations, commitments and liabilities of and claims against the Vendor or for any obligations, commitments or liabilities of the Business relating to the period up to the Closing Date (contingent or otherwise) (the **"Retained Liabilities").** For greater certainty, and without limiting the generality of the foregoing, the Purchaser shall not assume and will not be liable for any obligations, commitments and liabilities of, or claims against the Vendor for any severance or other similar obligations owned to Employee of the Vendor.

ARTICLE 3
PURCHASE PRICE AND RELATED MATTERS

3.1 Purchase Price

In consideration of the sale, transfer, conveyance and delivery of the Purchased Assets, the Purchaser agrees to:

(a) on the Closing Date, cause the issuance of 1,000,000 Consideration Shares to the Vendor, subject to compliance with all applicable laws (such Consideration Shares having an agreed upon fair market value of $500,000). The Purchaser (and Vendor shall execute a joint election under the provision of subsection 85(1) of the Tax Act and the corresponding provisions of any other applicable provincial Law in respect of the sale, assignment, conveyance and transfer of, the Purchased Assets by Vendor to Purchaser. The "elected amount" for the election will be the amount determined by Vendor in compliance with the limits set out in subsection 85(1) of the Tax Act or the provisions of any other applicable Law. Vendor shall be responsible for preparing the appropriate tax election form; Purchaser shall execute and return forthwith such election; provided, further, that the Purchaser shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of Purchaser). Vendor shall be solely responsible for filing such election in a timely manner with the appropriate Governmental Authority.

(b) subject to Section 3.l(c) and Section 3.4, on the Earn-Out Payment Date, cause the issuance of 1,000,000 Consideration Shares to the Vendor (the **"Earn-Out Payment"),** subject to compliance with all applicable laws. If requested by Vendor, Purchaser and Vendor shall also execute a joint election, where such election is available, under the provision of subsection 85(1) of the Tax Act with respect to the Earn-Out Payment, on substantially the same terms as set out in Section 3.l(a); and

(c) notwithstanding Section 3.l(b), if the Earn-Out Payment Date does not occur on or prior to the date that is 24 months from the date of this Agreement (the period from the date of this Agreement to such date referred to herein as the **"Earn-Out Period"),** then the Vendor shall forfeit its entitlement to the Earn-Out Payment and no further consideration shall be payable by the Purchaser to the Vendor hereunder.

3.2 Allocation of Purchase Price

The Purchase Price will be allocated among the Purchased Assets in accordance with Schedule 3.2, and the values so attributed to the Purchased Assets are the respective fair market values thereof. The Vendor and Purchaser shall cooperate in the preparation of and execute any elections and agreements that may be necessary or desirable under any Tax Legislation to give effect to the allocations described in Schedule 3.2, and the Vendor and the Purchaser shall

prepare and file their respective Tax Returns in a manner consistent with those allocations, elections and agreements. If either Party fails to file its Tax Returns in accordance with this Section 3.2, it shall indemnify and save harmless the other Party in respect of any additional Tax, interest, penalty, and legal and/or accounting costs paid or incurred by the other Party as a result of the indemnifying Party's failure to file its Tax Returns in accordance with this Section 3.2.

3.3 Taxes

(a) The Vendor and the Purchaser shall jointly elect under Subsection 167(1) of the GST Legislation in connection with the purchase and sale of the Purchased Assets, using the prescribed form and including the prescribed information, and the Purchaser shall file that election with the appropriate Governmental Authorities in accordance with the requirements of GST Legislation. If requested by the Purchaser, the Vendor shall execute and deliver to the Purchaser an authorization authorizing the Purchaser or the Purchaser's accountants to file that election on behalf of the Vendor.

(b) If the Closing occurs, the Purchaser will be liable for and shall pay, directly to the appropriate Governmental Authorities, as required, all land transfer, retail sales and other similar Taxes payable in connection with the transfer of the Purchased Assets to the Purchaser or its nominee, including GST and PST (if applicable) but excluding any income taxes payable by the Vendor or any other Person as a result of the completion of the transactions contemplated by this Agreement.

(c) The Vendor will pay all PST incurred in the Business up to the Closing Date and shall provide the Purchaser's solicitor with a Certificate of Compliance pursuant to the Tax Legislation of British Columbia that all such taxes have been paid to the Closing Date.

3.4 Earn-Out

Notwithstanding anything else in this Agreement, the following provisions will apply with respect to the Earn-Out Payment:

(a) Within 30 days following the end of the Earn-Out Period, the Purchaser will prepare and deliver to the Vendor, Purchaser's calculation of the Gross Profits it has received from the sale of the Vendor's Intellectual and Industrial Property (and all modifications of, additions to, improvements on, or new versions of the Vendor's Intellectual and Industrial Property made by the Purchaser or its Affiliates) during the Earn-Out Period (the **"Sales Report")**. The Vendor shall be entitled to review such statement for 30 days, together with supporting information to be provided upon the Vendor's reasonable request. If the Sales Report shows that the Earn-Out Payment has not been earned and the Vendor disagrees with such Sales Report, then the Vendor shall give written notice to Purchaser specifying the disagreement with Purchaser's calculations. If notice of objection is duly delivered within such 30 day period, Purchaser and the Vendor will, during the 30 days

following delivery of the notice of objection, use commercially reasonable efforts to reach agreement on the disputed calculations. If Purchaser and the Vendor are unable to reach agreement on the Sales Report during such period, then they will promptly thereafter cause independent members, having no conflict of interest, of the dispute resolution group of an independent accounting firm of recognized national or regional standing to be mutually agreed upon by Purchaser and the Vendor, acting reasonably and in good faith, or if Purchaser and the Vendor are unable to agree as to such independent accounting firm within 15 days after the conclusion of such 30-day period, either Purchaser or the Vendor may apply to the Supreme Court of British Columbia to appoint an independent third party accounting firm meeting the aforementioned requirements (in either case, the **"Independent Accounting Firm")** to review the Sales Report and the Vendor's disputed components for the purpose of determining the Gross Profits reflected in the Sales Report. The Independent Accounting Firm will determine procedures for the resolution of the dispute, subject to the terms of this Section. The Independent Accounting Firm will deliver to Purchaser and the Vendor, as promptly as practicable, but in any event within 60 days after its appointment for such matter, a report setting forth, in reasonable detail, its determination of the Gross Profits to be reflected in the Sales Report. Such report will be final and binding upon the Parties. The cost of the Independent Accounting Firm's review and report will be borne by Purchaser if the dispute is resolved in favor of the Vendor, and by the Vendor if the dispute is resolved in favor of Purchaser. Each Party will bear all of its other expenses incurred in connection with matters contemplated by this Section.

(b) During the Earn-Out Period, the Purchaser shall use commercially reasonable efforts to develop, market and commercialize the Vendor's Intellectual and Industrial Property (and all modifications of, additions to, improvements on, or new versions of the Vendor's Intellectual and Industrial Property made by the Purchaser or its Affiliates) with a view to maximizing the Gross Profits related to the sales of such items.

(c) During the Earn-Out Period, if the Purchaser shall (i) subdivide, redivide or change its Class "B" Voting Common Shares into a greater number of shares (including by stock dividend), or (ii) reduce, combine, consolidate or change the its Class "B" Voting Common Shares into a lesser number of shares or (iii) reclassify or otherwise change its Class "B" Voting Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting its Class "B" Voting Common Shares, the Earn Out Payment, if earned, will be similarly changed or changed in an economically equivalent manner.

(d) During the Earn-Out Period, if any of the Purchased Assets are transferred by the Purchaser outside of the normal course of business, then the Earn-Out Payment shall immediately become due and payable in full to the Vendor.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as set out in this Section 4.1 and acknowledges that the Purchaser is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it. No investigations made by or on behalf of the Purchaser will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Vendor.

4.1.1 Incorporation and Qualification

The Vendor is a corporation incorporated and existing under the laws of Brit.ish Columbia and has the corporate power to own, lease, use and operate the Purchased Assets, carry on the Business as now being conducted by it and enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party. The Vendor is registered, licensed or otherwise qualified to carry on the Business and is in good standing in British Columbia, which is the only jurisdictions in which the nature or location(s) of the Business or the Purchased Assets or any of them makes that registration, licensing or qualification necessary.

4.1.2 No Solvency or Reorganization Proceedings

The Vendor is not insolvent and no proceedings have been taken or authorized by the Vendor or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, the Vendor or the Purchased Assets nor have any such proceedings been threatened by any other Person. No encumbrancer has taken possession of any of the Purchased Assets and no execution or distress has become enforceable or levied upon any of the Purchased Assets.

4.1.3 Authorization of Sale

The execution and delivery and performance by the Vendor of this Agreement and each of the Closing Documents to which it is or is to become a party and the completion of the transactions contemplated by it have been duly authorized by all necessary corporate action on behalf of the Vendor.

4.1.4 Validity of Agreement

This Agreement and each of the Closing Documents to which the Vendor is or is to become a party have been or will be duly and validly executed and delivered by the Vendor and are or will be legal, valid and binding obligations of the Vendor, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws

affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.1.5 Title to Purchased Assets

The Vendor is the sole beneficial (and where its interests are registered, the sole registered) owner of all the Purchased Assets (whether real, personal or mixed and whether tangible or intangible) with good title thereto, free and clear of all Liens. The Vendor has the exclusive right possess, use, occupy and dispose of all the Purchased Assets. At the Closing Time, the Vendor will have the full legal right, power and authority to sell, transfer and assign all of the Purchased Assets to the Purchaser, and the Purchaser will acquire good and valid title to the Purchased Assets, free and clear of all Liens.

4.1.6 No Agreements or Options

Except for the Purchaser's right in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or other acquisition from the Vendor of any of the Purchased Assets, except under purchase orders accepted by the Vendor in the ordinary course of the Business, consistent with past practice, and the Vendor has not assigned, subletted or granted any license (of occupation or otherwise) in respect of any of the Purchased Assets to any Person.

4.1.7 No Conflicts

The execution and delivery of and performance by the Vendor of this Agreement and each of the Closing Documents to which it is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a) result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Vendor to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i) the articles, by-laws or any resolutions of the board of directors or shareholders of the Vendor; or

(ii) any Contract to which the Vendor is a party or by which any of the Purchased Assets may be affected;

(b) result in the breach of, or cause the termination, amendment or revocation of, any Consent or License held by the Vendor or necessary to the ownership of the Purchased Assets or the operation of the Business;

(c) result in the violation of any Applicable Law; or

(d) result in the creation of any Lien on any of the Purchased Assets.

4.1.8 Required Regulatory Approvals

There is no requirement on the part of the Vendor to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain in full force and effect after Closing any Assumed Contract, Order or License in respect of the Business or the Purchased Assets.

4.1.9 Required Consents

There is no requirement on the part of the Vendor to obtain any Consent or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement or to maintain in full force and effect after Closing any Assumed Contract, Order or License in respect of the Business or the Purchased Assets.

4.1.10 Residence of Vendor

The Vendor is not a "non-resident" of Canada within the meaning of the Tax Act.

4.1.11 Business Carried on in Ordinary Course

Since December 31, 2017, the Vendor has carried on the Business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2017, the Vendor has not:

(a) sold or otherwise disposed of any of its assets used in the Business except for inventory sold in the ordinary course of business;

(b) incurred or assumed any obligation or liability of any nature whatsoever relating to the Business other than current liabilities incurred in the ordinary course of business;

(c) paid any secured or unsecured obligation or liability of any nature whatsoever relating to the Business other than current liabilities incurred in the ordinary course of business, or scheduled payments under Contracts;

(d) created or permitted to exist any Lien on any of the Purchased Assets other than a Permitted Lien;

(e) made any capital expenditure in respect of the Business other than in the ordinary course of business;

(f) suffered any extraordinary loss in respect of the Business, whether or not covered by insurance;

(g) made any change to the method of billing customers of the Business or the credit terms made available to customers of the Business;

(h) made any change to any method of management, operation or accounting in respect of the Business;

(i) waived or cancelled any material rights or claims relating to the Business;

(j) compromised or settled any Legal Proceeding pending against the Vendor in respect of the Business or any of the Purchased Assets;

(k) written off any accounts receivable relating to the Business other than in the ordinary course of business;

(l) hired or dismissed any Employees;

(m) increased the rate of wages, salaries or bonuses of any Employees except as required under the terms of any Contract or collective agreement;

(n) increased the benefits to which Employees and former employees are entitled under any Employee Benefit Plan or created any new Employee Benefit Plan;

(o) entered into, modified, amended or terminated any Contract or waived or released any rights under any Contract, other than in the ordinary course of business;

(p) terminated, discontinued, closed or disposed of any plant, facility or operation of the Business; or

(q) authorized, agreed or become bound to do any of the foregoing.

4.1.12 Compliance with Applicable Laws

Other than with respect to licensing under the *Cannabis Act* (Canada), the Vendor has conducted and is conducting the Business and operates and maintains the properties and assets used in the Business in compliance with Applicable Laws, and the Vendor has not received any notice of any alleged violation of any Applicable Law that has not been remedied or rectified.

4.1.13 Required Licenses

Other than with respect to licensing under the *Cannabis Act* (Canada), the Vendor possesses all Licenses required under Applicable Laws to conduct the Business and to own, use and operate the properties and assets used in the Business. Schedule 4.1.13 is a complete and accurate list of all those Licenses. True and complete copies of all Licenses listed in Schedule 4.1.13 have been made available to the Purchaser for inspection, those Licenses are valid and subsisting and in good standing, there is no default under any of them, and no proceeding is pending or threatened and

no grounds exist to revoke or amend any of them. None of those Licenses contains any burdensome term, provision, condition or limitation which has or could have an adverse effect on the Purchased Assets or the Business.

4.1.14 No Material Adverse Change

Since December 31, 2017, there have been no changes in the Business, the Purchased Assets or the operations, affairs, prospects or condition {financial or otherwise) of the Business, in each case other than changes in the ordinary course of the Business, which do not, individually or in the aggregate, constitute a Material Adverse Change.

4.1.15 Books and Records

All Books and Records have been properly, fully and accurately kept in all material respects and in accordance with Applicable Laws and contain full and accurate records of all matters relating to the Business. All financial transactions relating to the Business have been accurately recorded in the Accounting Records in accordance with generally accepted accounting principles. No Books and Records are in the possession or control of, recorded, stored, maintained by, or otherwise dependent on, any other Person.

4.1.16 Financial Statements

The Financial Statements have been prepared in accordance with generally accepted accounting principles and present fully, fairly and accurately:

{a) the assets, liabilities and financial condition of the Business; and

{b) the revenues, earnings and results of operations of the Business,

in each case as of the date and throughout the period indicated. True, correct and complete copies of the Financial Statements are attached as <u>Schedule 4.1.16.</u>

4.1.17 Non-Arm's Length Transactions

{a) No Interested Person is indebted to the Vendor in respect of the Business;

{b) the Vendor is not a party to any Contract relating to the Business with any Interested Person other than Contracts of employment;

{c) no Interested Person has any cause of action or other claim against the Vendor in connection with the Business, other than for accrued expense reimbursements, vacation pay and benefits under the Employee Benefit Plans; and

{d) since December 31, 2017 no payment has been made to any Interested Person, other than in the ordinary course of business.

4.1.18 No Liabilities

The Vendor has no liabilities of any nature whatsoever relating to the Business and no event has occurred or circumstance exists which may give rise after Closing to any liability of any nature whatsoever relating to the Business, except for, in either case:

(a) liabilities reflected or reserved against in the Audited Financial Statements or the Interim Financial Statements;

(b) liabilities disclosed in this Agreement; or

(c) liabilities incurred in the ordinary course of business after December 31, 2017, which are not, in the aggregate, materially adverse to the Business, the Purchased Assets or the operations, affairs, prospects or condition (financial or otherwise) of the Business.

4.1.19 Sufficiency and Condition of Assets

The Purchased Assets constitute all of the property and assets necessary to carry on the Business after the Closing in substantially the same manner as carried on before the Closing. All tangible assets included in the Purchased Assets are in good operating condition and in a state of good repair and maintenance, except only for reasonable wear and tear.

4.1.20 Real Property

(a) The Vendor has no interest in any Owned Real Property and no Owned Real Property is necessary to carry on the Business after the Closing in substantially the same manner as carried on before the Closing.

(b) The Vendor has no interest in any Leased Property, is not party to any Leases and no Leased Property is necessary to carry on the Business after the Closing in substantially the same manner as carried on before the Closing.

(c) The Vendor does not own or have any interest in, nor is the Vendor a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property relating to the Business.

4.1.21 Equipment Leases

The Vendor is not party to any Equipment Leases.

4.1.22 Material Contracts

Except for the Contracts listed in Schedule 4.1.22 (the **"Material Contracts"**), the Vendor is not a party to or bound by any Contract relating to the Business that is material to the Business or the Purchased Assets, nor has the Vendor made any offer to a third party that, if accepted, would

result in such a Contract. True and complete copies of all the Material Contracts listed in Schedule 4.1.22, including any amendments to those Material Contracts, have been made available to the Purchaser for inspection. The Material Contracts listed in Schedule 4.1.22 are in full force and effect and in good standing with no amendments except as disclosed in Schedule 4.1.22 and there are no outstanding defaults or violations under any of those Material Contracts on the part of the Vendor or, to the knowledge of the Vendor, on the part of any other party to any of those Material Contracts. Except as disclosed in Schedule 4.1.22, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Material Contracts listed in Schedule 4.1.22. The Vendor has the capacity, including the necessary personnel, equipment and supplies, to perform its obligations under the Material Contracts.

4.1.23 Accounts Receivable

The Accounts Receivable (a) are reflected in the Financial Statements and the Accounting Records, (b) arose in the ordinary course of the Business, (c) are *bona fide* and, {d) subject to a reasonable allowance for doubtful accounts that has been reflected in the Financial Statements and Accounting Records in accordance with generally accepted accounting principles, are collectible without defence, set-off or counterclaim.

4.1.24 Intellectual and Industrial Property

(a) Schedule 4.1.24 contains a complete and accurate list and description of all of the Vendor's Intellectual and Industrial Property and specifies, for each item, whether the Vendor's Intellectual and Industrial Property (including all Intellectual and Industrial Property Rights pertaining thereto) is owned by the Vendor {**"Owned IP"**) or whether the Vendor's Intellectual and Industrial Property is used by the Vendor under a license agreement or arrangement from another Person **("Licensed IP").**

{b) Schedule 4.1.24 specifies, for each item of Owned IP, the registration or application number, country, filing and expiration dates (if any), classes and, for any unregistered Owned IP not under application for registration, the products or services with respect to which and the countries in which that unregistered Owned IP is used.

(c) Except as disclosed in Schedule 4.1.24, all of the Owned IP is valid and subsisting, is owned by the Vendor with good title thereto free of all Liens and the Vendor has the unencumbered right to use (where use includes the ability to modify, enhance, make derivative works, adapt, translate, market, license with right to grant sub-licenses, sell, rent and any other activity associated with the term "use", all without restriction of any kind from any third person (in this Subsection 4.1.24 "Use")) the Owned IP; and all registrations and filings necessary to preserve the rights of the Vendor in and to the Owned IP have been made.

(d) The Vendor has secured valid written waivers of moral rights from all consultants and Employees who contributed to the creation or development of any of the Owned IP and an assignment of the Intellectual and Industrial Property Rights to those contributions that the Vendor does not already own by operation of law.

(e) The Vendor has taken all necessary and appropriate steps to protect and preserve the confidentiality of all the Owned IP not otherwise protected by patents, patent applications or copyright **("Confidential Property").** All use, disclosure or appropriation of Confidential Property owned by the Vendor by or to a third person has been under the terms of a written agreement between the Vendor and that third person. All use, disclosure or appropriation by the Vendor of confidential property not owned by the Vendor has been under the terms of a written agreement between the Vendor and the owner of that confidential property, or is otherwise lawful.

(f) Schedule 4.1.24 contains a complete and accurate list and description of all license agreements or arrangements entered into by the Vendor under which any Person has been granted rights by the Vendor to use Owned IP, specifies whether the rights granted to that Person thereunder are exclusive or non-exclusive and sets forth a summary of the terms and conditions thereof (including geographic and other limitations and restrictions) and the amount of royalty payments, license fees and other charges payable thereunder. Each license agreement or arrangement with respect to Owned IP is in full force and effect and in good standing and there is no default thereunder.

(g) Schedule 4.1.24 specifies, for each item of Licensed IP, whether the rights granted to the Vendor thereunder are exclusive or non-exclusive and sets forth a summary of the terms and conditions thereof (including geographic and other limitations and restrictions and particulars of any requirement thereunder for the consent, approval, permit or acknowledgement of any Person in connection with the completion of the transactions contemplated by this Agreement) and the amount of royalty payments, license fees and other charges payable by, and any other obligations of, the Vendor thereunder. Each license agreement or arrangement with respect to Licensed IP is in full force and effect and in good standing and there is no default thereunder and, except as disclosed in Schedule 4.1.24, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such license agreement or arrangement.

(h) The Vendor has the unencumbered rights to Use any Licensed IP that is embedded or integrated into any Owned IP under the applicable license agreement with the owner of the Licensed IP and the right to use (without any condition, payment or fee except as disclosed in Schedule 4.1.24) all other Licensed IP, including computer software, as is necessary for the conduct of the Business as currently being conducted.

(i) No Person has commenced, or provided notice of intention to commence, any Legal Proceeding claiming infringement, adverse ownership, invalidity, lack of distinctiveness

or conflict with respect to any of the Owned IP or the Licensed IP or challenging any Intellectual and Industrial Property Rights of the Vendor in and to the Owned IP or the Licensed IP or the right of the Vendor to Use the Owned IP or use the Licensed IP in the conduct of the Business and there is no valid basis for any such Legal Proceeding.

(j) The conduct of the Business by the Vendor and its Use of the Owned IP and use of the Licensed IP do not conflict with, infringe upon or violate and are not alleged by any Person to conflict with, infringe upon or violate the Intellectual and Industrial Property Rights of any other Person. The Vendor has not misappropriated, infringed, used or disclosed without authorization any Intellectual and Industrial Property Rights of any third person.

(k) The Vendor has not commenced any Legal Proceeding challenging the Intellectual and Industrial Property Rights of any other Person and, to the knowledge of the Vendor, there is no unauthorized Use, disclosure, infringement or misappropriation by any third person of any of the Vendor's Intellectual and Industrial Property Rights.

(l) There are no actions that must be taken by the Vendor immediately following the Closing Date that, if not taken, will result in the loss of any Intellectual and Industrial Property Rights in and to the Vendor's Intellectual and Industrial Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any patent and trademark office, actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual and Industrial Property Rights in and to the Vendor's Intellectual and Industrial Property.

(m) The Vendor has taken reasonable steps to maintain the secrecy of all trade secrets and other confidential information of the Vendor and all confidential information obtained for third parties, including by entering into non-disclosure agreements with all third parties to whom disclosure of confidential information and trade secrets is made, prior to that disclosure. All such non-disclosure agreements are in full force and effect and in good standing and the Vendor is not aware of any breach of any such non-disclosure agreement.

4.1.25 Inventories

The Inventories consist solely of items of property of the kind and quality regularly used or produced in the Business and are of market value quality, are saleable or re-saleable (or useable) in the ordinary course of business for the purpose for which they were intended and are at a level consistent with the level of inventories that has been maintained in the operation of the Business prior to the date of this Agreement in accordance with normal business practice.

4.1.26 Employees

(a) The Vendor has no Employees.

(b) The Vendor is not a party to any collective agreement relating to the Business with any labour union or other association of employees, no part of the Business has been certified as a unit appropriate for collective bargaining and no attempt has been made to certify or no pending applications for certification of union exist to the Vendor's knowledge and there are no applications of any kind concerning the Business pending or threatened by any trade union, labour union or other employees' association on behalf of any of the employees of the Business.

(c) The Vendor has no Employee Benefit Plans.

4.1.27 Environmental Matters

Neither the Vendor nor any other Person responsible under Environmental Laws for acts of the Vendor, in connection with the operation of the Business or any of the Purchased Assets, (i) has been convicted of an offence, fined or otherwise sentenced for non-compliance with any Environmental Laws, (ii) has been investigated or subjected to any Legal Proceeding for non-compliance with any Environmental Law, (iii) is or has been subject to any Order or other sanction requiring investigation or remediation of any real property, or (iv) has settled any Legal Proceeding for non-compliance with any Environmental Law short of conviction in connection therewith.

4.1.28 Insurance

(a) The Vendor maintains fire (with extended risk and casualty coverage), liability, business interruption, use and occupancy and other forms of insurance with reputable and sound insurers covering all of the Purchased Assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 4.1.28 contains a complete and accurate list and description of all insurance policies currently maintained by the Vendor relating to the Business and the Purchased Assets, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, expiration date and annual premiums, true and complete copies of which have been made available to the Purchaser for inspection. Each of those insurance policies is valid and subsisting and in good standing and there is no default under any of them.

(b) There are no pending claims under any of the Vendor's insurance policies in respect of the Business or the Purchased Assets and identifies the most recent inspection reports, if any, received by the Vendor from insurance underwriters as to the condition or insurance value of the insured property and assets, true and complete copies of which have been made available to the Purchaser for inspection. The Vendor has not failed to give any notice or present any claim under any of those insurance policies in due and timely fashion. There are no circumstances which might entitle the Vendor to make a claim under any of the insurance policies listed in Schedule 4.1.28 or which might be required

under any of those insurance policies to be notified to the insurers and no claim under any of those insurance policies has been made by the Vendor since December 31, 2017.

(c) None of the insurance policies listed in Schedule 4.1.28 is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated or normal rate. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of those insurance policies, has been received by the Vendor. There are no circumstances or occurrences which would or might form the basis of a material increase in premiums for the current insurance coverage maintained by the Vendor in respect of the Business.

4.1.29 Legal Proceedings

(a) There is no Legal Proceeding (whether or not purportedly on behalf of the Vendor) in progress, pending or, to the knowledge of the Vendor, threatened against or affecting the Business or the Purchased Assets before or by any Tribunal. There is no Order outstanding against or affecting the Vendor relating to the Business or the Purchased Assets. Without limiting the generality of the foregoing, there is no Legal Proceeding involving any product liability claim in progress, pending or threatened against or affecting the Business or the Purchased Assets alleging any defect in the design or manufacture of or the materials used in any of the products of the Business.

(b) There is no Legal Proceeding in progress, pending, or threatened, against or affecting the Vendor, affecting adversely the ability of the Vendor to enter into this Agreement or perform its obligations under this Agreement, or affecting the title of the Vendor to any of the Purchased Assets, at law or in equity or before or by any Tribunal and, to the best of the Vendor's knowledge, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success nor is there any Order outstanding against or affecting the Vendor which, in any such case, affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations under this Agreement.

4.1.30 Tax Matters

(a) The Vendor has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it in connection with the Business and the Purchased Assets and those Tax Returns are correct and complete and the Vendor has made complete and accurate disclosure in those Tax Returns and in all materials accompanying those Tax Returns, except in respect of a particular Tax Return to the extent that it may have been modified in a subsequent Tax Return. The Vendor has paid all Taxes due and payable in connection with the Business and the Purchased Assets, including all Taxes shown on those Tax Returns as being due and payable, and all Taxes payable under any assessment or reassessment.

(b) The Financial Statements fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. No examination of any Tax Return of the Vendor by a Governmental Authority is currently in progress. There are no Legal Proceedings, assessments, reassessments or requests for information outstanding or threatened against the Vendor with respect to Taxes or that could result in a Lien on the Purchased Assets, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(c) The Vendor has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has remitted all those amounts withheld and paid all instalments of Taxes due and payable before the date of this Agreement to the relevant Governmental Authority within the time prescribed under any applicable Tax Legislation.

(d) The Vendor has complied with all registration, reporting, collection and remittance requirements under GST Legislation and the *Provincial Sales Tax Act* of British Columbia, and under all other federal or provincial Tax Legislation regarding sales or transfers taxes, including goods and services, harmonized sales and provincial or territorial sales taxes. The Vendor has provided to the Purchaser all invoices, purchase orders, and all those other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed under GST Legislation.

(e) The Vendor is registered for purposes of the GST Legislation and its registration number is 786945493RT001. Following the Closing, the Purchaser will have ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be able to carry on the Business.

4.1.31 Personal Information

(a) The Vendor has a written privacy policy which governs the collection, use and disclosure of Personal Information and is in compliance in all material respects with such policy. No misuse or misappropriation of Personal Information has occurred in respect of the Business. No claims of any misuse or, misappropriation of Personal Information have been made or asserted in respect of the operations of the Business.

(b) All Consents required to be obtained under Applicable Laws for the purpose of disclosing Personal Information to the Purchaser in connection with their evaluation of the transactions contemplated by this Agreement have been obtained.

4.1.32 No Broker

The Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated by this Agreement without intervention on its behalf of any other party in such a

manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against the Purchaser.

4.1.33 Full Disclosure

The representations and warranties of the Vendor contained in this Agreement, in any Closing Document and in any other document delivered under this Agreement or any Closing Document are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective purchaser of the Business or the Purchased Assets.

4.1.34 Securities Law Matters

The Vendor understands that the Consideration Shares are no listed for trading on any exchange and may never be publicly listed for trading. The Vendor has been advised to consult with its own legal advisors as to restrictions with respect to trading in the Consideration Shares imposed by applicable securities laws in the jurisdiction in which it resides, it confirms that no representation (written or oral) has been made to it by or on behalf of the Purchaser with respect thereto, it acknowledges that it is aware of the characteristics of the Consideration Shares, the risks relating to an investment therein, that the Consideration Shares are subject to a "seasoning period" under applicable securities laws, and of the fact that it will not be able to resell the Consideration Shares until the expiration of the applicable "seasoning period" except in accordance with limited exemptions under applicable securities legislation and regulatory policy and compliance with other requirements of Applicable Laws.

4.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as set out in this Section 4.2 and acknowledge that the Vendor is relying on those representations and warranties in entering into this Agreement and completing the transactions contemplated by it. No investigations made by or on behalf of the Vendor will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Purchaser.

4.2.1 Incorporation and Qualification

The Purchaser is a corporation incorporated and existing under the laws of British Columbia and has the corporate power to purchase the Purchased Assets from the Vendor and to enter into and perform its obligations under this Agreement and each of the Closing Documents to which it is or is to become a party.

4.2.2 Authorization of Purchase

The execution and delivery of, and performance by the Purchaser of, this Agreement and each of the Closing Documents to which it is or is to become a party and the completion of the

transactions contemplated by it have been duly authorized by all necessary corporate action on behalf of the Purchaser.

4.2.3 Validity of Agreement

This Agreement and each of the Closing Documents to which the Purchaser is or is to become a party have been or will be duly and validly executed and delivered by the Purchaser and are or will be legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.2.4 No Conflicts

The execution and delivery of and performance by the Purchaser of this Agreement and each of the Closing Documents to which it is or is to become a party do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a) result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Purchaser to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

  (i) the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser; or

  (ii) any Contract to which the Purchaser is a party; or

(b) result in the violation of any Applicable Law.

4.2.S Required Regulatory Approvals

There is no requirement on the part of the Purchaser to obtain any Regulatory Approval or make any filing with or give notice to any Governmental Authority in connection with the lawful completion of the transactions contemplated by this Agreement.

4.2.6 GST Status of Purchaser

The Purchaser is registered for purposes of the GST Legislation.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1 Post-Closing Covenants of the Vendor

Each Party hereby covenants as set out in this Section 5.1.

5.1.1 Tax Matters

(a) The Vendor shall prepare and file in a timely fashion all Tax Returns required under any applicable Tax Legislation to be filed by the Vendor in respect of the Business or the Purchased Assets for (i) any period ending on or before the Closing Date (including as a consequence of the Closing) and for which Tax Returns have not been filed as of that date; and (ii) any period beginning prior to the Closing Date and ending after the Closing Date (collectively, the **"Stub Period Returns").** The Vendor and the Purchaser shall co-operate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any applicable Tax Legislation. The Vendor shall provide to the Purchaser for its review and approval a copy of the Stub Period Returns prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.

(b) From and after the Closing Date, the Purchaser shall retain, until the expiration of any applicable limitation period under any applicable Tax Legislation, all Books and Records in respect of the Business delivered to the Purchaser and relating to any period ending on or before the Closing Date (including as a consequence of the Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 8. So long as those Books and Records are retained by the Purchaser under the provisions of this Agreement, the Vendor may inspect, at the expense of the Vendor, during normal business hours and upon reasonable notice, those Books and Records that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns and for the purpose of contesting any assessment or reassessment for Tax in accordance with Article 8.

(c) After Closing, the Purchaser shall co-operate in a reasonable manner with the Vendor and its Representatives for the purposes of the preparation of the Vendor's accounts and Tax Returns and in providing any information in the possession of the Purchaser and that is reasonably required for those purposes. Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, provide the Vendor and its Representatives ,reasonable access during normal business hours to those Books and Records in the possession of the Purchaser that are reasonably required for the preparation of the

Vendor's accounts and Tax Returns together with the assistance of those employees of the Business that the Vendor may reasonably request, it being understood that the Vendor shall pay proper and reasonable compensation to the Purchaser for the assistance of any of those employees.

5.1.2 Additional Post-Closing Covenants of the Vendor

After the Closing Date, the Vendor shall:

(a) if requested by the Purchaser, execute and deliver, or cause to be executed and delivered, all additional conveyances, transfers and other assurances as may be reasonably necessary or desirable to carry out the intent of this Agreement and transfer the Purchased Assets to the Purchaser;

(b) take all steps reasonably required by the Purchaser to assist the Purchaser in retaining the goodwill of the Business, including, if requested by the Purchaser, introducing the Purchaser to the customers and suppliers of the Business and writing letters to those customers and suppliers;

(c) not do anything that may diminish the goodwill of the Business; and

(d) file articles of amendment changing its name to a name that does not contain the words "Bud's Pure Naturals" and that is not confusingly similar to its present name, and deliver to the Purchaser a photocopy of the certificate of amendment evidencing that those articles of amendment have been filed within five (5) Business Days of the Closing Date.

ARTICLE 6
CONDITIONS OF CLOSING

6.1 Conditions for the Benefit of the Purchaser

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 6.1, each of which is for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion.

6.1.1 Representations, Warranties and Covenants of the Vendor

(a) All representations and warranties of the Vendor contained in this Agreement or in any Closing Document will have been true and correct on the date of this Agreement and will be true and correct at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time.

(b) The Vendor will have performed or complied with all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time.

6.1.2 Deliveries of the Vendor

At the Closing Time, the Vendor will have delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(i) all deeds, conveyances, bills of sale, assurances, transfers and assignments and other documents to transfer effectively to the Purchaser good title to the Purchased Assets free and clear of all Liens;

(ii) evidence of the discharge of all Liens made against the Vendor and the Purchased Assets or that such registrations do not attach to any of the Purchased Assets;

(iii) certified copies of (i) resolutions of the board of directors and/or shareholders of the Vendor authorizing the entering into and completion of the transactions contemplated by this Agreement, and (ii) a list of the directors and officers of the Vendor authorized to sign agreements together with their specimen signatures;

(iv) a certificate of status, compliance, good standing or like certificate with respect to the Vendor, issued by the appropriate Governmental Authority in its jurisdiction of incorporation and of each other jurisdiction in which the Vendor carries on the Business;

(v) non-competition, non-solicitation and confidentiality agreements duly executed by the Vendor and each of Clifford Wade Lackie and Robin Dale Lackie with the Purchaser; and

(vi) all other documentation and evidence reasonably requested by the Purchaser in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

6.1.3 Consents

All Consents will have been made, given or obtained on terms satisfactory to the Purchaser acting reasonably.

6.1.4 Regulatory Approvals

All filings, notifications and Regulatory Approvals will have been made, given or obtained on terms satisfactory to the Purchaser acting reasonably.

6.1.5 Liens on Purchased Assets

The Purchaser will have received evidence satisfactory to it that all Liens have been discharged and that the Purchased Assets are free and clear of all Liens.

6.1.6 No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against either Party (i) for the purpose of enjoining, restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could prohibit or restrict the Purchaser from carrying on the Business after Closing.

6.2 Conditions for the Benefit of the Vendor

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 6.2, each of which is for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion.

6.2.1 Representations, Warranties and Covenants of the Purchaser

(a) All representations and warranties of the Purchaser contained in this Agreement or in any Closing Document will have been true and correct on the date of this Agreement and will be true and correct at the Closing Time with the same force and effect as if those representations and warranties had been made at and as of that time.

(b) The Purchaser will have performed or complied with all obligations and covenants contained in this Agreement or in any Closing Document to be performed or complied with by it at or prior to the Closing Time.

6.2.2 Deliveries of the Purchaser

At the Closing Time, the Purchaser will have delivered to the Vendor the following in form and substance satisfactory to the Vendor acting reasonably:

(i) all transfers, assignments and documents delivered under this Agreement at the Closing Time which require execution and delivery by the Purchaser;

(ii) non-competition, non-solicitation and confidentiality agreements duly executed by the Purchaser with each of Clifford Wade Lackie and Robin Dale Lackie and the Vendor; and

(iii) all other documentation and evidence reasonably requested by the Vendor in order to establish the due authorization and completion of and effectively implement the transactions contemplated by this Agreement.

6.2.3 No Legal Proceedings

No Order will have been made and no Legal Proceeding will have been commenced or will be pending or threatened against either Party (i) for the purpose of enjoining, restricting or prohibiting the completion of the transactions contemplated by this Agreement or (ii) the possible outcome of which could adversely affect the title of the Vendor to the Purchased Assets or the ability of the Vendor to enter into and perform its obligations under this Agreement.

6.3 Waiver of Conditions

Either Party may waive, in whole or in part, at any time by notice in writing to the other Party, any condition in Section 6.1 or Section 6.2 which is for its benefit. No waiver by a Party of any condition, in whole or in part, will operate as a waiver of any other condition or of that Party's rights of termination in the event of non-fulfilment of any other condition, in whole or in part. The waiver, in whole or in part, by a Party of any condition requiring the accuracy of a representation or warranty or the performance of any covenant will be without prejudice to the right of that Party to indemnification under Article 8 based upon that representation or warranty or covenant.

6.4 Conditions Precedent

The transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets, are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the conditions in this Section 6.4, which are true condition precedents to the Closing.

ARTICLE 7
CLOSING ARRANGEMENTS

7.1 Date, Place and Time of Closing

The Closing will take place at the Closing Time at the offices of Pushor Mitchell LLP, 301 - 1665 Ellis Street, Kelowna, BC VI Y 2B3, or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

7.2 Deliveries at the Closing

At the Closing Time, subject to satisfaction of all the conditions in Article 6 that have not been waived in writing by the Purchaser or the Vendor, as applicable,

(i) the Vendor shall deliver to the Purchaser actual possession of the Purchased Assets;

(ii) the Vendor shall deliver those Closing Documents as are required to be delivered by the Vendor or Vendor's counsel under this Agreement, including the items listed in Subsection 6.1.2;

(iii) the Purchaser shall deliver those Closing Documents as are required to be delivered by the Purchaser under this Agreement, including the items listed in Subsection 6.2.2; and

(iv) the Purchaser shall cause the issue of the Consideration Shares as provided in Section 3.l(a).

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants

(a) The representations and warranties of each Party contained in this Agreement and in any other Closing Document will not merge on and will survive the Closing and will continue in full force and effect, notwithstanding the Closing or any investigation or knowledge acquired by or on behalf of the other Party.

(b) The covenants of each Party contained in this Agreement and in any Closing Document will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other Party in accordance with the terms of this Agreement or that Closing Document, as the case may be.

8.2 Indemnification by the Vendor

(a) Subject to Section 8.4, each of the Vendor, Clifford Wade Lackie and Robin Dale Lackie shall jointly and severally indemnify and save each of the Purchaser's Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them, directly or indirectly, arising from, in connection with or related to:

(i) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any Closing Document;

(ii) any breach or non-fulfilment of any covenant or obligation on the part of the Vendor contained in this Agreement or in any Closing Document;

(iii) the Retained Liabilities;

(iv) defects or deficiencies in any product manufactured or distributed or any services provided by the Vendor in the Business, in whole or in part, prior to the Closing Date; and

(v) any failure by the Vendor to transfer to the Purchaser good and valid title to the Purchased Assets, free and clear of all Liens, if any.

(b) The rights to indemnification of the Purchaser's Indemnified Persons under this Section 8.2 will apply notwithstanding (i) the Closing or (ii) any investigation or knowledge acquired by or on behalf of any of the Purchaser's Indemnified Persons prior to the Closing.

8.3 Indemnification by the Purchaser

(a) Subject to Section 8.4, the Purchaser shall indemnify and save each of the Vendor's Indemnified Persons fully harmless against, and will reimburse them for, any Damages suffered by or asserted against it or any of them arising from, in connection with or related to:

(i) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or any Closing Document;

(ii) any breach or non-fulfilment of any covenant or obligation on the part of the Purchaser contained in this Agreement or in any Closing Document; and

(iii) the Assumed Liabilities.

(b) The rights to indemnification of the Vendor's Indemnified Persons under this Section 8.3 will apply notwithstanding (i) the Closing, or (ii) any investigation or knowledge acquired by or on behalf of any of the Vendor's Indemnified Persons prior to the Closing.

8.4 Time Limits for Claims for Breaches of Representations and Warranties

(a) The Vendor has no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 8.2(a)(i) unless written notice of that claim is delivered to the Vendor under Section 8.5 on or before the following dates:

(i) with respect to the representations and warranties set out in Subsection 4.1.1, Subsection 4.1.2, Subsection 4.1.3, Subsection 4.1.4, Subsection 4.1.5, Subsection 4.1.6, Subsection 4.1.7 and Subsection 4.1.8 at any time after the Closing Date;

(ii) with respect to the representations and warranties set out in Subsection 4.1.30, on or before the ninetieth {90th) day after the expiration of the last applicable limitation period under any applicable Tax Legislation with respect to any taxation year to which those representations and warranties relate;

(iii) with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of the Vendor, at any time after Closing; and

(iv) with respect to all other representations and warranties, on or before the date that is two years after the Closing Date.

The Vendor will have no further liability with respect to any representation or warranty made by the Vendor in this Agreement or in any Closing Document after the expiry of the applicable time period specified in this Section 8.4(a), except for claims relating to representations or warranties for which written notice has been given under Section 8.5 at or prior to the end of the applicable time period. This Section 8.4(a) will not be construed to impose any time limit on the assertion of a right to indemnification under clauses 8.2(a)(ii) through 8.2(a)(v), whether or not the basis on which the right is asserted could also entitle any of the Purchaser's Indemnified Persons to exercise its right under clause 8.2(a)(i).

(b) The Purchaser has no obligation to make any payment for Damages in respect of a claim (for indemnification or otherwise) under clause 8.3(a)(i) unless notice of that claim is delivered to the Purchaser under Section 8.5 on or before the following dates:

(i) with respect to the representations and warranties set out in Subsection 4.2.1, Subsection 4.2.2, Subsection 4.2.3 and Subsection 4.2.4 at any time after the Closing Date;

(ii) with respect to any representation or warranty involving the fraudulent act or fraudulent misrepresentation of the Purchaser, at any time after Closing; and

(iii) with respect to all other representations and warranties, on or before the date that is two years after the Closing Date.

The Purchaser will have no further liability with respect to any representation or warranty made by the Purchaser in this Agreement or in any Closing Document after the expiry of the applicable time period specified in this Section 8.4(b), except for claims relating to representations or warranties for which written notice has been given under Section 8.5 at or prior to the end of the applicable time period. This Section 8.4(b) will not be construed to impose any time limit on the assertion of a right to indemnification under clauses 8.3(a)(ii) and 8.3(a)(iii), whether or not the basis on which the right is asserted

could also entitle any of the Vendor's Indemnified Persons to exercise its right under clause 8.3(a)(i).

8.5 Notice of Claim

(a) If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person shall notify the Indemnifier in writing of the Third Party Claim. The notice will describe the Third Party Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

{b) If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person shall notify the Indemnifier in writing of that Direct Claim. The notice will describe the Direct Claim in reasonable detail and indicate, if reasonably practicable, the nature and amount of the potential Damages arising therefrom.

(c) Notice to an Indemnifier of a Third Party Claim or Direct Claim under this Section 8.5 will constitute assertion of a claim for indemnification against the Indemnifier under this Article 8 and upon receipt of notice, the provisions of Sections 8.6 to 8.8 will apply to any Third Party Claim and the provisions of Section 8.9 will apply to any Direct Claim.

(d) Failure by an Indemnified Person to give notice of a Third Party Claim or Direct Claim will not relieve an Indemnifier from the obligation to indemnify the Indemnified Person, unless the Indemnified Person gives notice after the expiration of the time periods under Section 8.4 or the failure to notify materially prejudices the ability of the Indemnifier to exercise its rights under Sections 8.6 to 8.8 with respect to a Third Party Claim.

8.6 Defence of Third Party Claims

With respect to a Third Party Claim, the Indemnifier may participate in or, by giving notice to that effect to the Indemnified Person not later than 60 days after receipt of notice with respect to that Third Party Claim and, subject to the rights of any insurer or other third party having potential liability therefor, elect to assume the control of the defence of the Third Party Claim at the Indemnifier's own expense and by the Indemnifier's own counsel, and the Indemnified Person may participate in the defence of any Third Party Claim assisted by counsel of its choice at its own expense. If the Indemnifier does not give notice within 60 days after receipt of notice of the Third Party Claim that it has elected to assume the control of the defence of the Third Party Claim, the Indemnified Person may, at its option and assisted by counsel of its choice, assume the defence of or settle or compromise the Third Party Claim without prejudice to its right of indemnification under this Agreement. If the Indemnifier elects to assume the defence of a Third Party Claim under this Section 8.6, the Indemnifier shall not have the right thereafter to contest its liability for that claim with respect to the Indemnified Person.

8.7 Assistance for Third Party Claims

The Indemnifier and the Indemnified Person shall make all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the **"Defending Party"**),

(i) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(ii) all documents, records and other materials in the possession of that Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise co-operate in good faith with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Person to the Indemnifier hereunder, which expenses will be equal to an amount to be mutually agreed upon per Person per hour or per day for each day or portion thereof that those employees are assisting the Indemnifier, but those expenses will not exceed the actual cost to the Indemnified Person associated with those employees.

8.8 Settlement of Third Party Claims

(a) If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 8.6, the Indemnifier shall diligently proceed with the defence and shall not, without the prior written consent of the Indemnified Person, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment, which in any case would lead to liability or create any other obligation, financial or otherwise, on the Indemnified Person.

(b) If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 8.6, the Indemnifier will not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defence of that Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently that Third Party Claim within 30 days after receiving notice from the Indemnified Person that the Indemnified Person believes on reasonable grounds that the Indemnifier has so failed to take reasonable steps, the Indemnified Person may, at its option and assisted by counsel of its choice, defend, settle or compromise the Third Party Claim without prejudice to its right of indemnification hereunder, it being understood that the Indemnified Person shall not, without the prior written consent of the Indemnifier, not to be unreasonably withheld, enter into any compromise or settlement of the Third Party Claim or consent to the entry of any judgment. The Party controlling the defence of the Third Party Claim shall keep the other Party advised of the defence of the Third Party

Claim and consider in good faith recommendations made by the other Party with respect thereto.

8.9 Direct Claims

With respect to a Direct Claim, the Indemnified Person shall give notice of the Direct Claim to the Indemnifier as provided in Section 8.5. Upon receipt ofthat notice, the Indemnifier will then have a period of 60 days within which to respond in writing to the Direct Claim. The Indemnified Person shall make available to the Indemnifier the information relied upon by the Indemnified Person to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnified Person. If the Indemnifier does not respond within that 60 day period, the Indemnifier will be deemed to have rejected that Direct Claim and the Indemnified Person may pursue any remedies available to it.

8.10 Reductions and Subrogation

If the amount of Damages incurred by an Indemnified Person at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person, the Indemnified Person shall promptly repay to the Indemnifier the amount of the reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith). Upon making a full Indemnity Payment, the Indemnifier will, to the extent of that Indemnity Payment, be subrogated to all rights of the Indemnified Person against any third party that is not an Affiliate of the Indemnified Person in respect of the Damages to which the Indemnity Payment relates. Until the Indemnified Person recovers full payment of its Damages, any and all claims of the Indemnifier against any such third party on account of that Indemnity Payment will be postponed and subordinated in right of payment to the Indemnified Person's rights against that third party.

8.11 Tax Effect

If any Indemnity Payment received by an Indemnified Person would constitute taxable income to that Indemnified Person, the Indemnifier shall pay to the Indemnified Person at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment an additional amount sufficient to place the Indemnified Person in the same after-Tax position as it would have been if the Indemnity Payment had been received tax-free.

8.12 Payment and Interest

All amounts to be paid by an Indemnifier under this Article 8 will bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Person gave notice of a claim under Section 8.5 to the date of payment by the Indemnifier to the Indemnified Person.

8.13 Agency for Indemnified Persons

The Vendor accepts each indemnity made by the Purchaser under this Article 8 in favour of each of the Vendor's Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Vendor's Indemnified Persons on behalf of that Indemnified Person. The Purchaser accepts each indemnity made by the Vendor under this Article 8 in favour of each of the Purchaser's Indemnified Persons as agent and trustee of that Indemnified Person and may enforce an indemnity in favour of any of the Purchaser's Indemnified Persons on behalf of that Indemnified Person.

8.14 Set-Off

The Purchaser may set off and deduct from any amounts payable by the Purchaser to the Vendor under this Agreement, the amount of any Damages for which the Purchaser is entitled to be indemnified by the Vendor under this Article 8. To assert its right to set-off under this Section 8.14, the Purchaser must, in the written notice of claim to be provided to the Vendor under Section 8.5, notify the Vendor of its claim for set-off. If, at the time an amount becomes due and payable by the Purchaser to the Vendor, the Purchaser has so notified the Vendor, the Purchaser may set off the amount of Damages referred to in the written notice of claim from the amount payable to the Vendor.

8.15 Exclusive Remedies

Except as otherwise provided in this Section 8.15, if the Closing occurs, the indemnities provided in Section 8.2 and Section 8.3 will, notwithstanding Section 9.7, constitute the only remedy of the Purchaser (or any of the Purchaser's Indemnified Persons) or the Vendor (or any of the Vendor's Indemnified Persons), respectively, against a Party in respect of a breach of any representation, warranty, covenant or agreement of that Party under this Agreement. However, if after Closing a Party makes a claim for indemnification in accordance with Section 8.2 or Section 8.3, as the case may be, and the other Party refuses to make payment for Damages or otherwise provide satisfaction in respect of that claim, then the Party making the claim for indemnification may bring a Legal Proceeding to seek a remedy for that refusal. The Purchaser may also exercise its rights under Section 8.14 and Section 9.5. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement or in any Closing Document may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security). Each Party expressly waives, from and after the Closing, any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against a Party.

ARTICLE 9
MISCELLANEOUS

9.1 Notices

(a) Any notice, direction or other communication (in this Section 9.1, a "notice") regarding the matters contemplated by this Agreement must be in writing and must be delivered personally, sent by courier or transmitted by facsimile or electronic mail, as follows:

(i) in the case of the Vendor, R.D. Lackie or C.W. Lackie, to:

c/o Clifford Wade Lackie (Bud)
241 Ranchland Road
Kelowna, BC VI& 1T3

Email: [redacted]

(ii) in the case of the Purchaser, at:

c/o AM (Advanced Micro) Biosciences, Inc.
1847 Crossglen Court
Kelowna, BC VI V 1S4

Emai[redacted]

(b) A notice is deemed to be delivered and received (i) if delivered personally, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day; (ii) if sent by same-day courier, on the date of delivery if delivered prior to 5:00 p.m. (recipient's time) on a Business Day and otherwise on the next Business Day; (iii) if sent by overnight courier, on the next Business Day; or (iv) if transmitted by facsimile or email, on the Business Day following the date of confirmation of transmission by the originating facsimile machine, in the case of transmission by facsimile, or the date on which the email is sent, in the case of transmission by email; provided that in the case of email, if an "out of office" or similar reply is received, delivery by email shall be deemed not to have occurred.

(c) A Party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

9.2 Public Announcements

No press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made prior to Closing without the prior written consent and joint approval of the Vendor and the Purchaser, except if

required by Applicable Laws or a Governmental Authority; if disclosure is required by Applicable Laws or a Governmental Authority, the Party that is required (or whose Affiliate may be required) to make the disclosure shall, without unreasonable delay, notify the other Party of the request or requirement before any disclosure is made and make all reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. After the Closing, no press release, public statement or announcement or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement may be made by the Vendor unless disclosure is required by Law or a Governmental Authority, in which case the Vendor shall make all reasonable efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure.

9.3 Further Assurances

Each Party shall from time to time, before or after the Closing Time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further acts, documents and instruments as may be reasonably necessary or desirable in order to give full effect to this Agreement or any provision of it.

9.4 Costs and Expenses

Unless otherwise specified, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated by it.

9.5 Brokers

The Vendor shall indemnify and save harmless the Purchaser from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendor. The Purchaser shall indemnify and save harmless the Vendor from and against any claims for any commission, fee or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser. These indemnities are not subject to any of the limitations in Article 8.

9.6 Waiver of Rights

Any waiver of any of the provisions of this Agreement or any Closing Document will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement or any Closing Document will constitute a waiver of any other provision (whether or not similar).

9.7 Remedies Cumulative

Unless otherwise specified, the rights and remedies of a Party under this Agreement are cumulative and in addition to and without prejudice to any other rights or remedies available to that Party at law, in equity or otherwise, and unless otherwise specified, no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

9.8 Severability

If any provision of this Agreement or its application to any Party or circumstance is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other parties or circumstances.

9.9 Assignment

(a) Except as provided in this Section 9.9, neither this Agreement nor any of the rights, benefits or obligations under this Agreement are assignable or transferable by the Vendor without the prior written consent of the Purchaser.

(b) The Purchaser may assign this Agreement or any of its rights, benefits or obligations under this Agreement to an Affiliate of the Purchaser prior to the Closing Date.

(c) The Purchaser may assign its rights, benefits and obligations under this Agreement, in whole or in part, to any Person that acquires all or substantially all of the assets of the Purchaser or acquires a majority of the Purchaser's issued and outstanding voting securities, whether by way of take-over bid, amalgamation, arrangement, merger or otherwise.

9.10 Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9.11 Third Parties

Unless otherwise specified in Section 8.2 and Section 8.3, this Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Indemnified Persons, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

9.12 Entire Agreement

This Agreement, together with the Closing Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all other understandings, agreements, representations (including misrepresentations, negligent or otherwise), negotiations, communications and discussions, written or oral, made by the Parties with respect thereto (including that letter of intent between the Parties dated January 7, 2019). There are no representations, warranties, terms, conditions, covenants or other understandings, express or implied, collateral, statutory or otherwise, between the Parties, except as expressly stated in this Agreement or any Closing Document. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Closing Documents. If there is any conflict or inconsistency between the provisions of this Agreement and those in any Closing Document, the terms and conditions in this Agreement will govern.

9.13 Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written agreement signed by the Parties.

9.14 Governing Law; Attornment

This Agreement will be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of British Columbia and irrevocably waives objection to the venue of any proceeding in those courts or that those courts provide an inconvenient forum.

9.15 Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money must be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the *Bank Act* (Canada).

9.16 Counterparts and Delivery by Facsimile or Email

This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument. Delivery by facsimile or by electronic transmission of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic transmission shall also deliver an originally

executed counterpart of this Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Agreement.

9.17 English Language

The parties confirm that it is their wish that this Agreement and any other documents delivered or given under this Agreement, including notices, have been and will be in the English language only. *Les parties aux presents confirment leur volonte que cette convention de meme taus /es documents, y compris taus avis, s'y rattachant, soient rediges en anglais seulement.*

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT has been executed by the Parties on f-ebruary _13_ 2019.

UD'S PURE NATURALS INC.

By: ____________________

Name:

Title:

____________________ ____________________

Witness AARON DOW
Barrister & Solicitor
FARRIS, VIIUGIMN,IVIU,S & MURPHY UP
1800 - 1631 Dickson Avenue
Kc!owna, nc VJ *YOBS*

CLIFFORD WADE LACKIE

i-

i.-

ROBIN DALE LACKIE

AM (ADVANCED MICRO) BIOSCIENCES, INC.

____________________ ____________________

Name:

Title:

49.

THIS AGREEMENT has been executed by the Parties on February ___ 2019.

BUD'S PURE NATURALS INC.

By: ______________________________

Name:

Title:

______________________________ ______________________________

Witness CLIFFORD WADE LACKIE

______________________________ ______________________________

Witness ROBIN DALE LACKIE

AM (ADVANCED MICRO) BIOSCIENCES, INC.

By: ______________________________

Name: °'–'–'' (?. W Q\v\..¼c.:\.

Title: ' r--e..c... a, -

Schedule 2.1

PURCHASED ASSETS

BUD'S PURE NATURALS PRODUCT LINE-UP

Bud's Pure Naturals currently has 6 products available for sale. These products were 3 years in development where each ingredient for each product has been thoroughly researched so as not to have any ingredients that are environmentally unfriendly or controversial in the industry.

Bud's Pure Naturals prides itself on using all organic ingredients that do not compromise the environment or its surroundings which include wildlife and human life. We do not test on animals and rely on testimonials from individuals who have used these products.

There are numerous ideas/products that are on the "thinking-shelf" at this time and will be developed as time permits. One product we are particularly excited about is the sunscreen that we have been developing that will not harm the coral reefs. It is currently in the R&D process and is close to being finished! These products have the longevity to stand up over time as a go-to product in the medicine cabinet.

Our branding was created to be consumer/shelf friendly at any retail location. The branding also includes our heal, soothe and pain-relief colors to help you select the right product for your needs at-a-glance.

Amd   addl sunscreen

BUD'S PURE NATURALS PRODUCT LINE-UP

SHAMPOO


Buds
CLAY+HEMP
ALLIN
ONE
SHAMPOO
TOUTENUN
SHAMPOOING
125ml

The R&D has been completed on this product and comes with product rationales from Nature's Formulae and is ready to be manufactured on a large scale.

Description:

Our shampoo has a very neutral smell to help please majorly of people. This safe non-irritating shampoo helps clean hair by removing surface oil, dirt and bacteria. It has antibiotic, antiseptic and anti static properties to ensure your hair is well taken care of. We chose to add aloe leaf juice for its richness in proteolytic enzymes to help remove dead skin cells. The added silk proteins help maintain and lock in moisture, while the B5 helps give moisture and shine to your hair. We chose rosemary leaf extract to help with the circulation of the scalp and stimulate hair follicles. Our Canadian Infused CBD was added to for its healing properties to ensure you get the maximum benefits of this wonderful shampoo.

BUD'S PURE NATURALS PRODUCT LINE-UP

DEODORANT


DEODORANT
DESODORISANT

The formulation is complete and this product is in the R&D process at Nature's Formulae.

Description:

We take pride creating this product without the use of aluminum, toxic chemicals and synthetics. As all our products are natural and contain only the highest grade of natural ingredients. Our deodorant doesn't stop sweat but creates a healthy sweat without smelling like an old dirty gym bag. We start by using bearded tree moss also known Usnea Extract for its natural deodorizing properties and its effectiveness against skin infection. We were able to create a deodorant the helps Detoxify the under arms with the power of activated bamboo charcoal and its ability to help kill bacteria that causes odor. We carefully chose oils that are have a very low on the comedogenic level to ensure your pores won't be clogged. The Cannabinoids can help penetrate the skin of the underarm and support its normal detox function. We hope you are pleased with this creation.

BUD'S PURE NATURALS PRODUCT LINE-UP

HEAL ALL


heal
Bud's
PURE NATURALS
HEAL-ALLCREAM
50ml

The R&D has been completed on this product and comes with product rationales from Nature's Formulae and is ready to be manufactured on a large scale.

Description

One of our best-selling products. Developed to help people with extremely dry skin, psoriasis, and eczema. The herbal ingredients in this development have been carefully researched and examined to help provide the skin with moisturizing properties to help relieve the skin of itchiness, dryness, eczema and psoriasis. Eczema can cause bacteria, fungus and virus to thrive and can cause infection. Olive Leaf Extract was chosen as an excellent antiseptic which can help ward off infection. Shea butter in its crude form was chosen for its anti=inflammatory properties to help sooth psoriasis and eczema and locking in moisture. Carefully Canadian chosen CBD has been added to our Heal All to help promote healing and reduce inflammation. Studies say that CBD can help bring the endocannabinoid system back to balance which in turn can help treat eczema, psoriasis and other skin conditions. According to (Biro T1, 2009)

BUD'S PURE NATURALS PRODUCT LINE-UP

RADIANT BEAUTY



This formulation is complete and this product is in the R&D process at Nature's Formulae.

Description:

This product was developed with the intention to help age with Mercy and Grace. The ingredients were specially chosen to help hydrate, repair and rejuvenate the skin. We designed an herbal infusion with Mullein leaf to help tighten the skin, increase circulation and reduce wrinkles. Chamomile for protecting the skin against environmental stressors and its soothing properties. Rose hip to stimulate healing, moisturizes, and the vitamin C from rose hip for the antioxidant properties to help repair UV damage. Ginka Leaf for its UV damage repair and its capability for destroying free radicals. Horsetail that contains silica and collagen to help with the anti-aging and skin tightening properties, along with its antimicrobial and anti-inflammatory properties. Whole Fenugreek seed which helps with the reduction of fine lines and wrinkles. Primrose Flower for its an antioxidant property to help prevent free radical damage.

We pride ourselves on the specific hand-picked ingredients that do not jeopardize you, the environment or any living being. For our products to have a shelf life, we have chosen only the highest, safest, natural grade of preservation. The love that wen to creating this product (though it's not noted as an ingredient) we hope you feel it as it radiates from your beautiful face.

BUD'S PURE NATURALS PRODUCT LINE-UP

LIP BALM


LIP BALM

The R&D has been completed on this product and comes with product rationales from Nature's Formulae and is ready to be manufactured on a large scale.

Description:

Our lip balm was created to moisturize and heal dry, cracked lips. The resulting product is a light yellow, thick lip balm that spreads easily when applied. It has a pleasant herbal smell and does not leave an overall greasy feeling on the lips. It is CBD infused to aid in healing. Some of the key ingredient are beeswax, cocoa butter and 6 herbs blended in grapeseed oil. It is also enriched with vitamin E.

BUD'S PURE NATURALS PRODUCT LINE-UP

CONDITIONER

(*No photo available)

The R&D has been completed on this product and comes with product rationales from Nature's Formulae and is ready to be manufactured on a large scale.

Description:

Bud's Pure Naturals conditioner was created to help people heal problem areas of their scalp. The resulting product is a medium-thin smooth cream that is off-white to beige in color. It has a sweet, invigorating minty aroma. All the ingredients were carefully chosen to add luster, body and manageability to your hair. It is also CBD infused with some key ingredients. Aloe vera juice (for removing dead skin that can clog the pores), 8 herbs infused in grapeseed oil, hydrolyzed oats (used for its silky-feeling properties that gives a near-velvet smoothness to your hair after drying.

Bud's Pure Naturals SPF 30 Sunscreen

The idea for Our Sunscreen (which is currently under R@D)came to us as an idea after finding out about the bans that are going to be coming in to effect around the world due to the bleaching of the coral reefs and cancer causing ingredients.. Most sunscreens use 2 ingredients that are very harmful to people as well as the environment. We wanted to create an all natural spf30 sunscreen that is actually good for your skin as well as the environment. Katie has spent 100s of hours researching friendly ingredients The product has been tested and came out over spf30. The research is still being done on this product and we hope to have it ready by spring.

Schedule 3.2

ALLOCATION OF PURCHASE PRICE

To be determined by agreement of the Purchaser and the Vendor, in good faith and acting reasonably, and any dispute to be settled by Arbitration in accordance with the provisions of the British Columbia Arbitration Act.

Schedule 4.1.22

MATERIAL CONTRACTS

- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated October 3, 2018 with respect to production of 63908M -Heal-All Cream with CBD - 60ml
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated November 7, 2018 with respect to production of 63909LG - Hair Conditioner - 120ml
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated November 7, 2018 with respect to production of 63911LG - All-in-one Shampoo - 120ml and 63911CB - All-in-One Shampoo - 240ml
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated June 28, 2018 with respect to production of 60924Z - Lip Balm with CBD - 5ml
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated January 29, 2019 with respect to production of "Detoxifying Deodorant"
- Reciprocal Confidentiality Agreement between the Company and Natures Formulae Health Products Ltd. dated July 4, 2018
- Reciprocal Confidentiality Agreement between the Company and Natures Formulae Health Products Ltd. dated January 17, 2018
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated September 27, 2018 with respect to production of "Radiant Beauty"
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated November 5, 2018 with respect to production of "Pain Away"
- Letter Agreement between the Company and Natures Formulae Health Products Ltd. dated May 18, 2018 with respect to the production of SPF30 Sunscreen

Schedule 4.1.24

VENDOR'S INTELLECTUAL AND INDUSTRIAL PROPERTY

- the Products
- the name "Bud's" and "Bud's Pure Naturals"
- the domain: budspurenaturals.ca, budspurenaturals.com
- the Bud's mark and design, namely:

Schedule 4.1.28

INSURANCE POLICIES

- **Nil**